UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2020

SUNCOKE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35243	90-0640593
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois	60532
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (630) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SXC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 to Current Report on Form 8-K (this “Form 8-K/A”) amends the Current Report on Form 8-K of SunCoke Energy, Inc. (the “Company”), filed with the Securities and Exchange Commission on December 8, 2020 (the “Original Form 8-K”), which reported the appointment of Ralph M. Della Ratta, Jr. and Michael Ward Lewis to serve as directors of the Company. At the time of filing the Original Form 8-K, the Board had not made any determinations regarding committee assignments for Messrs. Della Ratta and Lewis. Pursuant to Instruction 2 to Item 5.02 of Form 8-K, this Form 8-K/A is being filed to provide the information on committee assignments called for in Item 5.02(d)(3) of Form 8-K that had not been determined at the time of filing of the Original Form 8-K. This filing also provides additional details regarding the background and qualifications of Messrs. Della Ratta and Lewis.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2020, the Board of Directors of the Company appointed Mr. Ralph M. Della Ratta, Jr. to its Audit Committee and its Compensation Committee, and appointed Mr. Michael Ward Lewis to its Audit Committee and its Governance Committee.

Mr. Della Ratta, 67, brings valuable business and financial experience to the Board, particularly with regard to capital raising, commercial banking, mergers and acquisitions, strategic financial analysis and capital markets transactions. From 2004 to 2017, he was Founder, Senior Managing Director and Chief Executive Officer of Western Reserve Partners LLC, a Cleveland, Ohio based investment banking merger and acquisition advisory firm. The firm was acquired in 2017 by Citizens Financial Group [NYSE: CFG], a large commercial banking institution. Since the acquisition, Mr. Della Ratta has served as Co-Head of Merger and Acquisition Advisory Services for Citizens Financial Group, Inc., leading a team focused on delivering M&A services and related financial analysis to middle-market customers. Mr. Della Ratta also has knowledge of manufacturing and distribution in the steel and metals services industry. From 2004 to 2020, he served on the Board of Olympic Steel, Inc. [NASDAQ: ZEUS] (a leading U.S. metals service center), where he was Lead Independent Director, a member of the Audit and Compliance Committee and, at different times, served as Chair of the Compensation Committee and Chair of the Nominating Committee. Mr. Della Ratta is involved in numerous non-profit and civic organizations, including: The Duke University Alumni Association and Annual Fund, Kent State University Board of Trustees (past Chair), The Ohio Venture Capital Authority, The Rock and Roll Hall of Fame, and United Cerebral Palsy Telethon (Chair).

Mr. Lewis, 71, is an experienced banking executive who has spent over 40 years in the financial services industry with business line responsibility. He provides senior management-level strategic planning, business development and managerial expertise to the Board. During the course of his career, Mr. Lewis has risen through progressively responsible senior leadership positions at BMO Harris Bank, N.A. (a large U.S. banking institution and subsidiary of Bank of Montreal, the Canadian multinational investment bank and financial services company) and, from 1998 until his retirement in 2013, Mr. Lewis was Executive Vice President, and Chicago metro regional president. His responsibilities have included strategic integration and management of business segments across the regional network of BMO Harris branches, as well as growing the bank’s commercial and retail business, community development and consumer loans and services. Mr. Lewis is an active member of Chicago’s business and civic communities and has served on several boards, including the Chicago Regional Transportation Authority, the Urban Partnership Bank (a full-service community development bank), and Chicago United (a corporate membership and advocacy organization promoting economic opportunities by advancing multiracial leadership in corporate governance, executive level management, and business diversity).

Messrs. Della Ratta and Lewis will be indemnified by the Company, pursuant to the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated By-laws, for actions as a director of the Company. In addition, each of Mr. Della Ratta and Mr. Lewis will enter into the Company’s standard form of indemnification agreement for officers and directors, requiring the Company to indemnify them against certain liabilities that may arise by reason of their service to the Company (or, at the Company’s request, another enterprise), to the fullest extent permitted by Delaware law. The foregoing description of this indemnification is qualified in its entirety by the form of Indemnification Agreement, filed as Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on November 2, 2011.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY, INC.

By:	/s/ Fay West
Fay West
Senior Vice President and
Chief Financial Officer

Date: December 14, 2020